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                                                                    EXHIBIT 99.5

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated ____________________ (the "Option Agreement") by and between Inet Technologies, Inc. (the "Corporation") and ______________________________ ("Optionee") evidencing the stock option (the "Option") granted on ________________, 19__ to Optionee under the terms of the Corporation's 1998 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                        LIMITED STOCK APPRECIATION RIGHT

          1. Optionee is hereby granted a limited stock appreciation right exercisable upon the following terms and conditions:

               (i) Optionee shall have the unconditional right exercisable at any time during the thirty (30)-day period immediately following a Hostile Take-Over to surrender the Option to the Corporation, to the extent the Option is at the time exercisable for one or more shares of Common Stock. In return for the surrendered Option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Option Surrender Value of the Option Shares for which the surrendered option (or surrendered portion) is at the time exercisable over (B) the aggregate Exercise Price payable for such shares.

               (ii) To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of the Option Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date. The exercise of the limited stock appreciation right in accordance with the terms of this Addendum is hereby approved by the Plan Administrator in advance of such exercise, and no further approval of the Plan Administrator shall be required at the time of the actual option surrender and cash distribution. Upon receipt of such cash distribution, the Option shall be cancelled with respect to the Option Shares for which the Option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under the Option Agreement. The Option shall, however, remain outstanding and exercisable for the balance of the Option Shares (if any) in accordance with the terms of the Option Agreement, and the Corporation shall issue a new stock option agreement

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     (substantially in the same form of the surrendered Option Agreement) for those remaining Option Shares.

               (iii) In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Option Shares subject to the surrendered option and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the Option and may not be assigned or transferred by Optionee, except to the extent the Option is transferable in accordance with the provisions of the Option Agreement.

          2. For purposes of this Addendum, the following definitions shall be in effect:

               (i)       A HOSTILE TAKE-OVER shall mean

                         (A) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

                         (B) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (I) have been Board members continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

               (ii) The OPTION SURRENDER VALUE shall mean the Fair Market Value per share of Common Stock on the option surrender date or, in the event of a Hostile Take-Over effected through a tender offer, the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over, if greater. However, if the surrendered Option is designated as an Incentive Option in the Grant Notice, then the Option Surrender Value shall not exceed the Fair Market Value per share.


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          IN WITNESS WHEREOF, Inet Technologies, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.



                                    INET TECHNOLOGIES, INC.


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                    --------------------------------------------
                                    OPTIONEE



EFFECTIVE DATE:  _______________, 199__


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